UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

INTRALASE CORPORATION
(Name of Issuer)
Common Stock
(Title of Class of Securities)
461169 10 4
(CUSIP Number)
December 31, 2005
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☐ Rule 13d-1(c)

     ☑ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CUSIP No.	461169 10 4	Page	2	of	22 Pages

1	NAMES OF REPORTING PERSONS: InterWest Partners VIII, LP

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	California

	5	SOLE VOTING POWER:

NUMBER OF		1,633,014

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		1,633,014

WITH:	8	SHARED DISPOSITIVE POWER:

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	1,633,014

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	5.8%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	PN

Page 2 of 22 Pages

CUSIP No.	461169 10 4	Page	3	of	22 Pages

1	NAMES OF REPORTING PERSONS: InterWest Investors VIII, LP

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	California

	5	SOLE VOTING POWER:

NUMBER OF		13,927

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		13,927

WITH:	8	SHARED DISPOSITIVE POWER:

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	13,927

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	Less than 0.1%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	PN

Page 3 of 22 Pages

CUSIP No.	461169 10 4	Page	4	of	22 Pages

1	NAMES OF REPORTING PERSONS: InterWest Investors Q VIII, LP

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	California

	5	SOLE VOTING POWER:

NUMBER OF		46,746

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		46,746

WITH:	8	SHARED DISPOSITIVE POWER:

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	46,746

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	0.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	PN

Page 4 of 22 Pages

CUSIP No.	461169 10 4	Page	5	of	22 Pages

1	NAMES OF REPORTING PERSONS: InterWest Management Partners VIII, LLC (the General Partner of InterWest Partners VIII, LP, InterWest Investors VIII, LP, and InterWest Investors Q VIII, LP)

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	California

	5	SOLE VOTING POWER:

NUMBER OF		1,693,687

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		1,693,687

WITH:	8	SHARED DISPOSITIVE POWER:

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	1,693,687

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	6.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	OO

Page 5 of 22 Pages

CUSIP No.	461169 10 4	Page	6	of	22 Pages

1	NAMES OF REPORTING PERSONS: John C. Adler (a Venture of InterWest Management Partners VIII, LLC)

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		180

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,693,687

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		180

WITH:	8	SHARED DISPOSITIVE POWER:

		1,693,687

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	1,693,867

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	6.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by John C. Adler that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 6 of 22 Pages

CUSIP No.	461169 10 4	Page	7	of	22 Pages

1	NAMES OF REPORTING PERSONS: Stephen C. Bowsher (a Managing Director of InterWest Management Partners VIII, LLC)

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,693,687

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		1,693,687

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	1,693,687

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	6.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Stephen C. Bowsher that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 7 of 22 Pages

CUSIP No.	461169 10 4	Page	8	of	22 Pages

1	NAMES OF REPORTING PERSONS: Harvey B. Cash (a Managing Director of InterWest Management Partners VIII, LLC)

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		2,364

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,693,687

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		2,364

WITH:	8	SHARED DISPOSITIVE POWER:

		1,693,687

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	1,696,051

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	6.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Harvey B. Cash that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 8 of 22 Pages

CUSIP No.	461169 10 4	Page	9	of	22 Pages

1	NAMES OF REPORTING PERSONS: Christopher B. Ehrlich (a Venture Member of InterWest Management Partners VIII, LLC)

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		319

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,693,687

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		319

WITH:	8	SHARED DISPOSITIVE POWER:

		1,693,687

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	1,694,006

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	6.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Christopher B. Ehrlich that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 9 of 22 Pages

CUSIP No.	461169 10 4	Page	10	of	22 Pages

1	NAMES OF REPORTING PERSONS: Philip T. Gianos (a Managing Director fo InterWest Management Partners VIII, LLC)

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,693,687

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		1,693,687

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	1,693,687

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	6.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Philip T. Gianos that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 10 of 22 Pages

CUSIP No.	461169 10 4	Page	11	of	22 Pages

1	NAMES OF REPORTING PERSONS: W. Scott Hedrick (a Managing Director of InterWest Management Partners VIII, LLC)

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,693,687

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		1,693,687

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	1,693,687

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	6.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by W. Scott Hedrick that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 11 of 22 Pages

CUSIP No.	461169 10 4	Page	12	of	22 Pages

1	NAMES OF REPORTING PERSONS: W. Stephen Holmes III (a Managing Director of InterWest Management Partners VIII, LLC)

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		997

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,693,687

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		997

WITH:	8	SHARED DISPOSITIVE POWER:

		1,693,687

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	1,694,684

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	6.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by W. Stephen Holmes III that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 12 of 22 Pages

CUSIP No.	461169 10 4	Page	13	of	22 Pages

1	NAMES OF REPORTING PERSONS: Gilbert H. Kliman (a Managing Director of InterWest Management Partners VIII, LLC)

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		13,286

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,693,687

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		13,286

WITH:	8	SHARED DISPOSITIVE POWER:

		1,693,687

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	1,706,973

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	6.1%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Gilbert H. Kliman that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 13 of 22 Pages

CUSIP No.	461169 10 4	Page	14	of	22 Pages

1	NAMES OF REPORTING PERSONS: H. Ronald Nash (a Venture Member of InterWest Management Partners VIII, LLC)

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		676

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,693,687

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		676

WITH:	8	SHARED DISPOSITIVE POWER:

		1,693,687

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	1,694,363

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	6.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by H. Ronald Nash that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 14 of 22 Pages

CUSIP No.	461169 10 4	Page	15	of	22 Pages

1	NAMES OF REPORTING PERSONS: Arnold L. Oronsky (a Managing Director of InterWest Management Partners VIII, LLC)

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		3,262

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,693,687

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		3,262

WITH:	8	SHARED DISPOSITIVE POWER:

		1,693,687

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	1,696,949

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	6.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Arnold L. Oronsky that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 15 of 22 Pages

CUSIP No.	461169 10 4	Page	16	of	22 Pages

1	NAMES OF REPORTING PERSONS: Thomas L. Rosch (a Managing Director of InterWest Management Partners VIII, LLC)

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,693,687

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		1,693,687

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	1,693,687

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	6.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Thomas L. Rosch that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 16 of 22 Pages

CUSIP No.	461169 10 4	Page	17	of	22 Pages

1	NAMES OF REPORTING PERSONS: Michael B. Sweeney (a Managing Director of InterWest Management Partners VIII, LLC)

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		990

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,693,687

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		990

WITH:	8	SHARED DISPOSITIVE POWER:

		1,693,687

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	1,694,677

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	6.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Michael B. Sweeney that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 17 of 22 Pages

CUSIP No.	461169 10 4	Page	18	of	22 Pages

ITEM 1.
(a)	NAME OF ISSUER : IntraLase Corporation

(b)	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICE :

9701 Jeronimo Road, Irvine, CA 92618

ITEM 2.

(a)	NAME OF PERSON(S) FILING:

InterWest Partners VIII, LP (“IWP VIII”)
InterWest Investors VIII, LP (“II VIII”)
InterWest Investors Q VIII, LP (“IIQ VIII”)
InterWest Management Partners VIII, LLC (“IMP VIII”)
John C. Adler (“Adler”)
Stephen C. Bowsher (“Bowsher”)
Harvey B. Cash (“Cash”)
Christopher B. Ehrlich (“Ehrlich”)
Philip T. Gianos (“Gianos”)
W. Scott Hedrick (“Hedrick”)
W. Stephen Holmes III (“Holmes”)
Gilbert H. Kliman (“Kliman”)
H. Ronald Nash (“Nash”)
Arnold L. Oronsky (“Oronsky”)
Thomas L. Rosch (“Rosch”)
Michael B. Sweeney (“Sweeney”)

(b)	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE :

2710 Sand Hill Road, Second Floor, Menlo Park, CA 94025

(c)	CITIZENSHIP/PLACE OF ORGANIZATION:

	IWP VIII:	California
	II VIII:	California
	IIQ VIII:	California
	IMP VIII:	California
	Adler:	United States
	Bowsher:	United States
	Cash:	United States
	Ehrlich:	United States
	Gianos:	United States
	Hedrick:	United States
	Holmes:	United States
	Kliman:	United States
	Nash:	United States
	Oronsky:	United States
	Rosch:	United States
	Sweeney:	United States

(d)	TITLE OF CLASS OF SECURITIES: Common Stock

(e)	CUSIP NUMBER: 461169 10 4

Page 18 of 22 Pages

CUSIP No.	461169 10 4	Page	19	of	22 Pages
ITEM 3. NOT APPLICABLE.
ITEM 4. OWNERSHIP.

	IWP VIII	II VIII	IIQ VIII	IMP VIII (1)
Beneficial Ownership	1,633,014	13,927	46,746	1,693,687
Percentage of Class	5.8%	Less than 0.1%	0.2%	6.0%
Sole Voting Power	1,633,014	13,927	46,746	1,693,687
Shared Voting Power	0	0	0	0
Sole Dispositive Power	1,633,014	13,927	46,746	1,693,687
Shared Dispositive Power	0	0	0	0

	Adler (2)	Bowsher (2)	Cash (2)	Ehrlich (2)
Beneficial Ownership	1,693,867	1,693,687	1,696,051	1,694,006
Percentage of Class	6.0%	6.0%	6.0%	6.0%
Sole Voting Power	180	0	2,364	319
Shared Voting Power	1,693,687	1,693,687	1,693,687	1,693,687
Sole Dispositive Power	180	0	2,364	319
Shared Dispositive Power	1,693,687	1,693,687	1,693,687	1,693,687

	Gianos (2)	Hedrick (2)	Holmes (2)	Kliman (2)
Beneficial Ownership	1,693,687	1,693,687	1,694,684	1,706,973	**
Percentage of Class	6.0%	6.0%	6.0%	6.1%
Sole Voting Power	0	0	997	13,286
Shared Voting Power	1,693,687	1,693,687	1,693,687	1,693,687
Sole Dispositive Power	0	0	997	13,286
Shared Dispositive Power	1,693,687	1,693,687	1,693,687	1,693,687

	Nash (2)	Oronsky (2)	Rosch (2)	Sweeney (2)
Beneficial Ownership	1,694,363	1,696,949	1,693,687	1,694,677
Percentage of Class	6.0%	6.0%	6.0%	6.0%
Sole Voting Power	676	3,262	0	990
Shared Voting Power	1,693,687	1,693,687	1,693,687	1,693,687
Sole Dispositive Power	676	3,262	0	990
Shared Dispositive Power	1,693,687	1,693,687	1,693,687	1,693,687

**	Includes 13,286 shares issuable to Kliman pursuant to outstanding options exercisable within 60 days of December 31, 2005

(1)	IMP VIII is the general partner of IWP VIII, II VIII and IIQ VIII.

(2)	Bowsher, Cash, Gianos, Hedrick, Holmes, Kliman, Oronsky, Rosch, and Sweeney are Managing Directors of IMP VIII. Adler, Ehrlich and Nash are Venture Members of IMP VIII.

Page 19 of 22 Pages

CUSIP No.	461169 10 4	Page	20	of	22 Pages
ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
Not applicable.
ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
Under certain circumstances set forth in the limited liability company operating agreement of IMP VIII, the members of such limited liability company have the right to receive dividends from, or the proceeds from the sale of, the common stock of Issuer beneficially owned by such limited liability company.
ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
Not applicable.
ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
No reporting person is a member of a group as defined in section 240.13d-1(b)(1)(iii)(H) of the Act.
ITEM 9. NOTICE OF DISSOLUTION OF THE GROUP.
Not applicable.
ITEM 10. CERTIFICATION.
Not applicable.
EXHIBITS
Joint Filing Statement attached as Exhibit A.

Page 20 of 22 Pages

CUSIP No.	461169 10 4	Page	21	of	22 Pages
SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Date: February 14, 2006

By:	/s/ John C. Adler

Name:	John C. Adler

By:	/s/ Stephen C. Bowsher

Name:	Stephen C. Bowsher

By:	/s/ Harvey B. Cash

Name:	Harvey B. Cash

By:	/s/ Christopher B. Ehrlich

Name:	Christopher B. Ehrlich

By:	/s/ Philip T. Gianos

Name:	Philip T. Gianos

By:	/s/ W. Scott Hedrick

Name:	W. Scott Hedrick

By:	/s/ W. Stephen Holmes

Name:	W. Stephen Holmes

By:	/s/ Gilbert H. Kliman

Name:	Gilbert H. Kliman

By:	/s/ H. Ronald Nash

Name:	H. Ronald Nash

By:	/s/ Arnold L. Oronsky

Name:	Arnold L. Oronsky

By:	/s/ Thomas L. Rosch

Name:	Thomas L. Rosch

By:	/s/ Michael B. Sweeney

Name:	Michael B. Sweeney

INTERWEST PARTNERS VIII, LP

By:	InterWest Management Partners VIII, LLC its General Partner

	By:	/s/ W. Stephen Holmes

Managing Director

INTERWEST INVESTORS VIII, LP

By:	InterWest Management Partners VIII, LLC its General Partner

	By:	/s/ W. Stephen Holmes

Managing Director

INTERWEST INVESTORS Q VIII, LP

By:	InterWest Management Partners VIII, LLC its General Partner

	By:	/s/ W. Stephen Holmes

Managing Director

INTERWEST MANAGEMENT PARTNERS VIII, LLC

By:	/s/ W. Stephen Holmes

Managing Director

Page 21 of 22 Pages

CUSIP No.	461169 10 4	Page	22	of	22 Pages
EXHIBIT A
Joint Filing Statement
We, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of us.
Date: February 14, 2006

By:	/s/ John C. Adler

Name:	John C. Adler

By:	/s/ Stephen C. Bowsher

Name:	Stephen C. Bowsher

By:	/s/ Harvey B. Cash

Name:	Harvey B. Cash

By:	/s/ Christopher B. Ehrlich

Name:	Christopher B. Ehrlich

By:	/s/ Philip T. Gianos

Name:	Philip T. Gianos

By:	/s/ W. Scott Hedrick

Name:	W. Scott Hedrick

By:	/s/ W. Stephen Holmes

Name:	W. Stephen Holmes

By:	/s/ Gilbert H. Kliman

Name:	Gilbert H. Kliman

By:	/s/ H. Ronald Nash

Name:	H. Ronald Nash

By:	/s/ Arnold L. Oronsky

Name:	Arnold L. Oronsky

By:	/s/ Thomas L. Rosch

Name:	Thomas L. Rosch

By:	/s/ Michael B. Sweeney

Name:	Michael B. Sweeney

INTERWEST PARTNERS VIII, LP

By:	InterWest Management Partners VIII, LLC its General Partner

	By:	/s/ W. Stephen Holmes

Managing Director

INTERWEST INVESTORS VIII, LP

By:	InterWest Management Partners VIII, LLC its General Partner

	By:	/s/ W. Stephen Holmes

Managing Director

INTERWEST INVESTORS Q VIII, LP

By:	InterWest Management Partners VIII, LLC its General Partner

	By:	/s/ W. Stephen Holmes

Managing Director

INTERWEST MANAGEMENT PARTNERS VIII, LLC

By:	/s/ W. Stephen Holmes

Managing Director

Page 22 of 22 Pages